Exhibit 107
Calculation of Filing Fee Table

Form S-8

American Equity Investment Life Holding Company

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $1.00 per share	Rule 457	3,000,000 (3)	$53.73	$161,190,000	$0.00011020	$17,763.14
		Total Offering Amounts					$17,763.14
		Total Fee Offsets					----------
		Net Fee Due					$17,763.14

(1)Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers such indeterminate number of additional shares of Common Stock, par value $1.00 per share, of the Registrant as may become issuable to prevent dilution in the event of stock splits, stock dividends or similar transactions pursuant to the terms of the American Equity Investment Life Holding Company 2023 Equity Incentive Plan (the “2023 Plan”).

(2)Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 of the Securities Act based on the average of the high and low sale prices of the Common Stock, as quoted on the New York Stock Exchange on September 1, 2023.

(3)Represents 3,000,000 (three million) shares of Common Stock reserved for issuance under the 2023 Plan.